                                  EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Genesis Microchip Incorporated.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-51001, 333-70469, 333-81413, 333-94235, 333-96291, 333-42862
and 333-52868) of Genesis Microchip Incorporated of our report dated May 4, 2001, relating to the consolidated balance sheets of Genesis Microchip Incorporated as at March 31, 2001 and March 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended March 31, 2001 and March 31, 2000, and for the ten month period ended March 31, 1999, and our report dated May 4, 2001 relating to the financial statement schedule for the periods set out above, which reports appear in the March 31, 2001 Annual Report on Form 10-K of Genesis Microchip Incorporated.


/s/ KPMG LLP

Toronto, Canada
June 29, 2001